CIMPRESS
Q3 Fiscal Year 2016 Earnings Presentation Script
April 27, 2016

This script is intended to be read together with Cimpress’ presentation dated April 27, 2016 entitled “Q3 Fiscal Year 2016 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ third quarter fiscal year 2016 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q3 fiscal 2016 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, April 28th at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com.

Slide 4
As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond, in line with these top-level priorities, is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals.

Slide 5
Total revenue for the third quarter was $436.8 million, reflecting a 29% increase year over year in USD, and 31% in constant currencies. Excluding the revenue from the addition of our acquisitions in the past 4 quarters (i.e. Alcione, Exagroup, druck.at, Easyflyer, Tradeprint and WIRmachenDRUCK), constant-currency revenue growth was 10%.

Adjusted NOPAT was up from the year-ago period, driven by increased profits in our Vistaprint and Upload and Print business units, as well as profits from companies we acquired in the last year. These gains were partially offset by planned increased investments in our Most of World businesses, product expansion, the mass customization platform, post-merger integration, and Vistaprint business unit technology, as well as higher taxes attributable to the current period.

Adjusted NOPAT also grew year-to-date. We continue to spend against the major organic long-term investments that we outlined at our August investor day. We continue to see good profit growth in other areas of our business, which has more than offset the cost impact of these investments year-to-date.

Please see additional detail later in this presentation for all the drivers of our GAAP operating and net income, including a $30.8 million goodwill impairment charge that is excluded from our adjusted NOPAT.

Slide 6
For our Vistaprint business unit (VBU) segment, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

•
VBU revenue grew 10% in constant-currency terms and 8% in reported terms year-over-year in the third quarter. Vistaprint's growth in European markets continues to lag that in North America and Australia.

•
As you can see from the first chart above, repeat bookings as a percent of total bookings has been slowly but steadily increasing. On a constant-currency basis, repeat bookings continued to grow at double-digit rates. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we made during that period to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for fairly low-value customers. New customer bookings grew again at single-digit rates, as first order revenue continues to grow, and for the first time in 10 quarters, our new customer count did not decline year over year (it was flat). We are encouraged by this stabilization, but we believe we have more work to do before we will see this number grow across all of our markets.

•
This quarter the VBU saw continued traction in gross profit per customer as we continue to acquire higher-value customers and our repeat rates improve. We also continue to see improvements to customer satisfaction scores.

•
Vistaprint is executing well in our focus product areas. Signage, marketing materials, promotional products and apparel continue to grow faster than our average VBU growth. This quarter, we launched new signage options along with new advertising aimed at driving awareness in this category. We also began to offer some Columbus products directly on the vistaprint.com site (versus previously doing so on a separate tab).

We draw the conclusion from the combination of these trends that the VBU continues to strengthen as a result of the many changes and investments we have made over the past several years. We are optimistic about the progress we're making toward our aspiration of returning the VBU to double-digit revenue growth, which we achieved this quarter but expect to fluctuate as we continue to make further investments that we believe will improve the value proposition to VBU customers, often at the expense of higher near-term revenue and profit.

One such investment is something we described last quarter: lowering shipping pricing. To date, we have rolled out such reductions in the UK market, and we have started to test shipping price cuts in the U.S., France and Germany. We have decided to roll out these changes in most markets, including our largest markets, over the coming quarters because we believe they will materially improve customer satisfaction and conversion rates. The shipping price changes and tests to date have modestly hurt near-term revenue growth and profits in Q3 and are likely to do so to a greater degree in the next several quarters but, we believe, should preserve or increase the long-term value of our business.

VBU advertising spend as a percent of revenue declined year over year, due to higher efficiencies from stronger repeat revenue performance, as well as typical quarter-to-quarter fluctuations in ad spend.

Slide 7
Our Upload and Print business units segment performed well during the third quarter, growing 25% in constant currencies excluding acquisitions completed during the past year. Inclusive of M&A in the past year, revenues grew 201% in reported terms and 203% in constant currencies. We closed our acquisition of WIRmachenDRUCK in early February, and this is now reported in the Upload and Print business units segment.

Please note that the growth rates of the various upload and print businesses vary significantly, and we also expect the growth of some of the faster-growing businesses to moderate over time. Additionally, there is some intercompany revenue between a few of the upload and print businesses that had been recorded as revenue prior to their acquisition by Cimpress but, now that we own them, is not recorded as consolidated Cimpress revenue. This suppresses revenue growth in the first year of ownership.

During the quarter, we booked a $30.8 million goodwill impairment charge related to our Exagroup acquisition. This is excluded from adjusted NOPAT and our presentation of segment profitability.

For recall, in April 2015 Cimpress acquired 70 percent of Exagroup for a purchase price of €91.3 million. We entered into a reciprocal put and call option for the remaining 30 percent of the shares in 2019 for a fixed price of €39 million. There was also an additional €8 million contingent payment subject to the achievement of financial performance targets for calendar year 2017, which we now expect to be immaterial or zero.

As we conducted our annual capital allocation and budgeting process during the past quarter, we determined that the revenue and profit outlook for this business was lower than the deal model upon which we based our purchase accounting. This is due in part to Exagroup's need to, and plans to, react to heightened competition in its market which led to a reduction in our expectations for long-term margins in this business. We are disappointed that one of our investments is not returning value at the level we expected.

While we certainly try to avoid mistakes such as this (in this case we believe we paid too much for an otherwise excellent company), we believe that innovation and risk taking are critical to value creation so we do not seek to avoid risk nor do we expect to prevent all failures at the level of individual investment projects.

Despite the partial impairment, we believe that Exagroup is a market leader with a solid future whose value is now properly reflected on our balance sheet, net of the impairment. As mentioned in our earnings press release, we continue to expect our Exagroup investment to generate a positive absolute return, possibly above our approximately 8.5% weighted average cost of capital. But unlike our plans of a year ago, we no longer see a clear path for Exagroup to return at or above our 15% hurdle rate for M&A. We are looking at ways to reverse the outlook deterioration which led to the impairment.

Importantly, we do not believe that our Exagroup impairment charge is indicative of a broader trend in our upload and print investments in Europe. Our upload and print investment, as a portfolio, is doing well (including in France at the aggregate level). This group of investments representing a combined allocation of more than €450 million of capital, inclusive of the underperformance at Exagroup, is outperforming the total anticipated value creation path assumed in the aggregate estimates of our deal models. As such, we continue to believe that the portfolio of upload and print acquisitions and subsequent capital deployment will return above our 15% hurdle rate - even with the lower expected return from Exagroup.

Slide 8
Our All Other business units segment includes our Albumprinter business unit, Most of World business units in Japan, India, Brazil and China, and our newly created Corporate Solutions business unit, which is focused on partnerships with third-party merchants. Revenue for this segment declined 3% in constant currencies in the third quarter, and declined 7% in reported terms. The Most of World business units continue to grow faster than other parts of this segment, but are small relative to the size of the other components of this segment. Our objective in Most of World remains the same: to build foundations that we expect to help us build for the long term in these large but complicated and heterogeneous markets; therefore we continue to operate at a significant operating loss, in line with plans discussed at our August 2015 investor day.

As described previously, two meaningful partnerships are winding down this year (one in our Corporate Solutions business and one in our Albumprinter business), driving the year-over-year revenue decline in this segment.

Slide 9
Our mass customization platform (MCP) team continues to ramp their multi-year investment in building a software-integrated supply chain and manufacturing operational platform that drives scale-based competitive advantages in terms of:

•	Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers)

•	Conformance (the degree to which we deliver products to customers as specified, on time)

•	Cost (reducing the cost of delivering any given selection, in conformance with specification)

This quarter, this team supported post-merger integration efforts for recent acquisitions. Various sub-teams within MCP also drove cost synergies in procurement, product introductions including Druck's new point of sale display offering, and an expanded and improved promotional products and apparel offering to the Vistaprint brand in North America, Europe and India, as well as an initial launch of this offering to our Exagroup and Easyflyer businesses. We continue to work toward a future state in which multiple brands can offer a broad selection of products to their customers by connecting to our mass customization platform over time. We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making.

Slide 10

Please note the following in regard to adjusted NOP by segment:

•
Year-over-year currency fluctuations have an impact on these numbers, especially since we do not allocate the gains from hedging contracts to the segment level like we do for consolidated adjusted NOPAT.

•
The cost for many activities that are managed by our corporate or MCP teams are as such classified as corporate and MCP expenses but are nonetheless necessary for the operation of the Vistaprint business unit. This is because historically we operated the merchant, fulfiller and corporate functions as an integrated business. Some similar allocation costs exist in other segments, but to a much lesser extent. As such, adjusted NOP margins from VBU cannot be validly compared across segments other than in a broad directional sense. As we continue to evolve our structure and reporting systems over the coming years, we hope to improve the cross-segment comparability of these numbers.

The performance of each segment was broadly in line with our expectations on both a quarterly and year-to-date basis.

Adjusted Net Operating Profit (NOP) by segment is as follows:

•
Vistaprint business unit: up by $10.5 million year over year primarily due to revenue growth, advertising efficiencies and other operating expense leverage. This was partially offset by a negative year-over-year impact from currency movements. Adjusted NOP margin increased from 26% to 28% year over year.

•
Upload and Print business units: up by $12.4 million year over year due to the addition of profits from newly acquired businesses and increased profits from Pixartprinting and Printdeal. Adjusted NOP margin increased from 9% to 14% year over year.

•
All Other business units: down by $4.3 million year over year due primarily to increased MoW investments and reduction of partner revenue and profits. Adjusted NOP margin declined from 1% to (13)% year over year.

Corporate and mass customization platform expenses were up by $6.0 million year over year, primarily due to planned increases in software and manufacturing engineering resources and product expansion. As a percent of revenue, we showed some leverage in these expenses in Q3 and year to date.

Slide 11
Now we'd like to turn to other recent developments. Last week, we filed a preliminary proxy statement regarding a new performance-based share plan for Cimpress.

This equity plan is a part of a new long-term incentive (LTI) program that is designed to support our uppermost financial objective to maximize intrinsic value per share and align with the interests of Cimpress' long-term shareholders. The LTI program will pay Cimpress team members handsomely if shareholders do well, and extremely so assuming truly excellent long-term performance levels. Even after these payouts, long-term shareholders would still retain the vast majority of value created as payment for their capital investment. On the other hand, executive compensation value will rapidly decline should long-term shareholder returns be poor, as a consequence of the company’s failure to efficiently use the capital that our shareholders entrust to us.

The mechanism for this plan is performance share units (PSUs). The performance measure is the compound annual growth rate (CAGR) of the three year moving average (3YMA) of our stock price 6 to 10 years after a grant. The number of shares issued upon the satisfaction of both service-based vesting and performance criteria is variable, in function of that 3YMA CAGR. Please see the more detailed explanation of the program design in proposal 1 of the April 18, 2016 preliminary proxy statement.

Because a variable number of shares could be issued through this program, we are asking shareholders to approve a plan with the number of shares required in the event of the maximum issuance of shares on future settlement of PSUs - up to 11.5 million shares for potential issuance under the new plan, or 37% of our total shares outstanding, for seven years of grants. We believe the actual dilution will be lower than this number, for multiple reasons outlined in our proxy statement.

We encourage all of our shareholders to read the proxy statement and investor Q&A contained within, and contact us with additional questions. We will publicly post the answers to these questions by the time we file our definitive proxy statement in the next week or so.

Important Additional Information And Where To Find It
Cimpress, members of its supervisory board, and some of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Cimpress’ shareholders in connection with the matters to be considered at Cimpress’ Extraordinary General Meeting of Shareholders to be held on May 27, 2016. On April 18, 2016, Cimpress filed a preliminary Proxy Statement and accompanying preliminary proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from Cimpress’ shareholders in connection with the matters to be considered at the Extraordinary General Meeting of Shareholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such preliminary Proxy Statement.

Shareholders are strongly encouraged to read carefully and in their entirety the preliminary proxy statement, the definitive proxy statement, and accompanying proxy card, as well as the other documents Cimpress files with the SEC when they become available, as these documents contain or will contain important information. Shareholders may obtain such proxy statements, any amendments or supplements to such proxy statements, the accompanying proxy card, and any other documents filed by Cimpress with the SEC for no charge at the SEC’s website at www.sec.gov, at the Investor Relations section of Cimpress’ corporate website at www.cimpress.com, by writing to Investor Relations, Cimpress, 275 Wyman Street, Waltham, MA 02451, or by calling Cimpress’ Investor Relations at (781) 652-6480.

Slide 12
No notes here - transition slide

Slide 13
The quarterly trends for reported revenue and constant-currency revenue growth are illustrated above. Revenue growth excluding recent acquisitions was 10% on a constant-currency basis, down slightly from the same quarter last year. However, last year's Q3 growth was off of a 1% revenue decrease in Q3 FY14. The "stacked growth rate" of Q3 FY15 plus Q3 FY16 was approximately 21% versus approximately 10% for the total of Q3 FY14 and Q3 FY15.

Our reported (USD) revenue growth for the third quarter was 29%, and our reported (USD) revenue growth excluding acquisitions from the past year was 8%.

Slide 14
The quarterly trends for various measures of income and profit are illustrated above. As we have described, adjusted NOPAT is the measure that management uses to assess our near-term financial performance relative to near-term budgets.

Adjusted NOPAT was higher than the year-ago period due to increased profits in both our Vistaprint and our Upload and Print segments, partially offset by planned increases in investments across the company in line with our investment plans discussed at our August 2015 investor day, as well as higher taxes attributable to the current period.

The $30.8 million goodwill impairment charge related to our Exagroup acquisition was a major contributor to our GAAP net loss this quarter. We exclude this impairment from adjusted NOPAT.

In Q3 we also wrote down proprietary technology investments resulting in a $6.7 million impairment charge booked in COGS (this was $9.8 million year to date). This was related to an abandoned approach to producing certain products. It impacts operating income and net income, but is excluded from adjusted NOPAT. We do not expect to incur additional technology-related impairment charges in Q4 as we took a full write-down on this equipment this quarter.

Finally, acquisition-related amortization of intangible assets was $6.4 million higher in Q3 2016 versus Q3 2015. This is also excluded from adjusted NOPAT.

In the quarter, the following below-the-line non-operational items influenced our GAAP net income:

•	Our "Other income (expense), net" was a net loss of about $9.0 million, primarily related to net currency losses. Please see the next slide for a detailed explanation of the underlying drivers.

•	Total interest expense was $10.1 million in the quarter.

•	Interest expense primarily related to our Senior Unsecured Notes and borrowings under our credit facility was $8.1 million in the quarter.

•
The accounting treatment of our new leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015, and the Q3 cost in the interest expense line was $2.0 million. We include this lease-related interest expense in our adjusted NOPAT calculation.

Slide 15
Below is additional color on the impact of currency movements on our P&L this quarter.

First, the currency impacts that affect both GAAP results and adjusted NOPAT:

•	Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 200 basis points for the third quarter. Our largest currency exposure for revenue is the Euro.

•	However, there are many natural expense offsets in our business, and therefore the net currency exposure of the Euro to our bottom line is less pronounced than it is for revenue.

•
For currencies where we do have a net exposure because costs and revenues are not well matched, we execute currency forward contracts. Realized gains or losses from these hedges are recorded in other income, net and offset the impact of currency elsewhere in our P&L. For Q3, the realized gain on hedging contracts was $1.4 million.

Second, the currency impacts that further impact our GAAP results but that are excluded from our adjusted NOPAT are:

•	Other net currency losses of $10.6M primarily related to unrealized losses on intercompany loan balances and cash flow currency hedges.

Slide 16
Cash and cash equivalents were approximately $76.7 million as of March 31, 2016.

During the quarter, we generated $23.9 million in cash from operations, compared with $1.6 million in the third quarter of fiscal 2015. Free cash flow was ($1.3) million in the third quarter compared to ($17.5) million in the same period a year ago. This year-over-year increase in cash flow was primarily due to increased profitability in our Vistaprint and Upload and Print business units, the addition of WIRmachenDRUCK profits, and favorable changes in working capital (primarily related to advertising accruals), partially offset by planned increases in organic investments (operating expense), $3.9 million of additional capex spending in Q3 FY2016 compared to Q3 FY2015, and $1.0 million of additional capitalized software costs. Our year-over-year TTM operating cash flow was down due to increased investments in strategic growth initiatives, partially offset by increased profitability in our business excluding acquisitions in the trailing twelve months and the combined benefit of the acquisitions. TTM free cash flow declined due to increased investments, interest expense related to our Senior Unsecured Notes ($10M higher in current TTM period), capex ($20M higher in current TTM period) and capitalized software expense ($8M higher in current TTM period) related to our strategic growth initiatives.

On a trailing twelve-month basis, adjusted return on invested capital (ROIC) as of March 31, 2016 decreased slightly versus the year-ago TTM period due to increased investment levels. TTM adjusted ROIC was approximately 17%.

Slide 17

Now that we have issued Senior Unsecured Notes, we are providing additional commentary and context for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however, we actively monitor it for purposes of ensuring compliance with debt covenants.

Based on our debt covenant definitions, our total leverage ratio (which is debt to trailing twelve month EBITDA) was 2.60 as of March 31, 2016, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 1.55. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending March 31, 2016.

When including all acquired company EBITDA only as of the dates of acquisition, our adjusted EBITDA for Q3 FY2016 was $59.8 million, up 40% from Q3 FY2015 and our TTM adjusted EBITDA was $273.8 million, up 15% from the year-ago TTM period.

During the quarter, we repurchased 156,778 Cimpress shares for $11.3 million inclusive of transaction costs, an average price per share of $71.84. Additionally, we issued 112,364 of our ordinary shares during the quarter as part of our acquisition of WIRmachenDRUCK.

Although we expanded our senior secured credit facility in September 2014 to $850 million, we have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of March 31, 2016.

Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility.

We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are:

-	Total leverage ratio not to exceed 4.5x TTM EBITDA

-	Senior leverage ratio not to exceed 3.25x TTM EBITDA

-	Interest coverage ratio of at least 3.0x TTM EBITDA

Slide 18
No notes here - transition slide

Slide 19

Nine months through the fiscal year, we are executing well against our plans. Our year-to-date financial results reflect the underlying profitability of our business. Throughout the business we are investing in the broad set of discretionary initiatives outlined in detail at our investor day in August 2015 (referred to as the “Major” and “Diverse Other” long-term investments).

Our capital allocation approach remains unchanged. We constantly search for value-creating opportunities to increase our intrinsic value per share. If we find good opportunities, and believe we can execute successfully against them taking management bandwidth and debt constraints into consideration, we fund such investments. We are making good progress across the focus areas described at our investor day, though aggregate year-to-date investments across a few categories are lower than originally planned. Therefore, our outlook has changed as follows:

•	Major Organic Investments: At our August investor day we said that we expected our major organic investments (i.e., the plant network component of MCP, Columbus, Most of World, and PMI) to reduce adjusted NOPAT by roughly $100 million in fiscal 2016. We now expect the full year fiscal 2016 adjusted NOPAT burden of our major organic investments will be slightly lower versus our original expectations.

•
Diverse Other Investments: At our August investor day we said that, on an adjusted NOPAT basis, we expected our diverse other investments, which include those in technology and advertising for the VBU, product selection, and other items, to grow in line with revenue for fiscal 2016. We now expect the growth of investments to be slower than the growth of our consolidated revenue in fiscal 2016 primarily due to leverage in certain investment categories such as advertising, as well as the increased revenue from our acquisition of WIRmachenDRUCK.

•
Free Cash Flow Impact: Aggregate capital expenditures have been lower than expected year-to-date, which in combination with the above adjusted NOPAT impacts, should increase free cash flow relative to the expectations we outlined earlier this year.

As we complete fiscal year 2016 and look ahead to fiscal 2017, we will continue to look for additional opportunities to deploy capital to value-creating investments.

We continue to expect WIRmachenDRUCK to add to our revenue, adjusted NOPAT, adjusted EBITDA, and free cash flow in FY 2016, but to be slightly dilutive to GAAP net income due to interest and intangible asset amortization expense.

Finally, the goodwill impairment expense booked in the third quarter changes our expectation for our fiscal 2016 GAAP effective tax rate as the loss is not deductible for tax purposes (our tax provision expectations remain the same, but the pre-tax income expectation is now lower). Therefore, we now expect our 2016 GAAP effective tax rate to be roughly 20% to 25% of pre-tax income (was 15% to 20% as of last quarter). Our cash tax outlook has also changed, due to the Q3 receipt of an $8.5 million tax refund for a carry-back of losses related to SBC in the prior fiscal year (but we still expect cash taxes to be higher than GAAP taxes). This refund does not have an impact on our adjusted NOPAT outlook as the refund is backed out of our adjusted NOPAT calculation since it relates to a prior period.

Slide 20
In summary, we maintain our clear priorities strategically and financially.

We believe the capital we are allocating to our strategic initiatives, investments, and opportunistically, share repurchases, continued to be well spent in aggregate, and we look forward to reporting our returns and continued progress to you in future periods.